Synthesis Energy System’s ZZ Joint Venture Signs Coke Oven Gas Supply Agreement
with Shandong Shenghuo XuLong Coal Chemical Co. Ltd.

Move to Further Strengthen ZZ’s Performance and Increase Methanol Production

HOUSTON, April 30, 2014 – Synthesis Energy Systems, Inc. (SES) (NASDAQ: SYMX) today announced that the SES ZZ joint venture has signed a ten-year agreement with Shandong Shenghuo XuLong Coal Chemical Co. Ltd, (Shandong Shenghuo) to purchase coke oven gas (COG) to increase methanol production at the Zao Zhuang Joint Venture (ZZ) plant in Zao Zhuang City, Shandong Province, China. Shandong Shenghuo will supply a minimum of 4,000 Normal Cubic Meters (NCM) per hour of the new COG feedstock, with a normal target amount of 5,500 NCM per hour.

This represents 30% to 40% additional COG feedstock, and is projected to push overall methanol production at ZZ up to approximately 110,000 tonnes per year, operating on a combination of COG blended with ZZ syngas from the SES gasifiers at the facility. During the last reported quarter ended December 31, 2013, the ZZ plant generated $4.4 million from sales of 10,127 tonnes of methanol produced using primarily COG from Xuecheng Energy’s adjacent coking coal plant.

“This is a favorable development for our ZZ joint venture. Having additional COG has the potential to further increase ZZ’s methanol production capacity, and helps lower unit production costs. It also opens up new optimization options in how we run the facility that can further improve ZZ’s bottom-line performance,” said Robert Rigdon, SES President and CEO. “Additionally, because this is not a ‘take or pay’ agreement, it allows ZZ to use its best efforts to consume the minimum amount of COG. We believe this structure helps us de-risk our COG supply and gives more flexibility through providing a second source of feedstock. Importantly, too, it helps solve environmental concerns in the local area through converting this COG into a useful product.”

Shandong Shenghuo is located approximately eight kilometers away from the ZZ facility. The COG is being supplied via an existing pipeline system that has been repurposed and is under contract for the purpose of transporting this COG to the ZZ facility. The parties are currently working together to install the necessary meters, and Shandong Shenghuo is installing necessary equipment required to treat and transport the gas through the pipeline. SES expects the additional COG gas supply to commence in June 2014. Xuecheng Energy, which owns 3% of ZZ, will continue to supply COG, as well, from its adjacent coking coal plant.

SES assumed operational control of ZZ on October 31, 2013, and owns 97% of the joint venture. Combined with SES’ much larger Yima JV facility, which has the capacity to produce 300,000 tonnes of methanol annually and is also currently optimizing operations, SES has built five commercial-scale SES Gasification Systems in two commercial syngas plants in China that utilize its unique SES Gasification Technology.

About Synthesis Energy Systems, Inc.

Synthesis Energy Systems (SES) is a Houston-based technology company focused on bringing clean high-value energy to developing countries from low-cost and low-grade coal, biomass and wastes through its proprietary gasification technology based upon U-Gas®, licensed from the Gas Technology Institute. The SES Gasification Technology enables greater fuel flexibility for both large-scale and efficient small- to medium-scale operations close to fuel sources. Fuel sources include low-rank, low-cost high ash, high moisture coals, which are significantly cheaper than higher grade coals, many coal waste products, and biomass feedstocks. For more information, please visit: www.synthesisenergy.com

SES Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the development stage of SES operating assets; the ability of our ZZ joint venture to effectively operate XE's methanol plant and produce methanol; the ability of our project with Yima to produce earnings and pay dividends; our ability to develop and expand business of the ZCM joint venture in the joint venture territory; our ability to develop the SES power business unit and marketing arrangement with GE and its other business verticals, steel and renewables; our ability to successfully develop the SES licensing business; to reduce operating costs; our limited history, and viability of our technology; commodity prices, and the availability and terms of financing; our ability to obtain the necessary approvals and permits for future projects; our ability to raise additional capital, if any, and our ability to estimate the sufficiency of existing capital resources; the sufficiency of internal controls and procedures; and our results of operations in countries outside of the U.S., where we are continuing to pursue and develop projects. Although SES believes that in making such forward-looking statements our expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected by us. SES cannot assure you that the assumptions upon which these statements are based will prove to have been correct.

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